Exhibit A


                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                  ALANCO ENVIRONMENTAL RESOURCES CORPORATION


                                   ARTICLE I

The name of the Corporation shall be ALANCO ENVIRONMENTAL RESOURCES
CORPORATION.

                                  ARTICLE II

     The known place of business of the Corporation shall be 15900 North 78th Street, Scottsdale, Arizona 85260.

                                  ARTICLE III

     The Corporation initially intends to engage in the business of researching, designing, manufacturing and selling environmental technology and related equipment, to engage in the business of mining, and to perform any and all things related to said business.

                                  ARTICLE IV

     The capital stock of the Corporation shall consist of the following:

     1)   One Hundred Million (100,000,000) shares of no par value Common
Stock;

     2) Five Million (5,000,000) shares of Class A Cumulative Convertible Preferred Shares;

     3)   Twenty Million (20,000,000) shares of Class B Cumulative Preferred
Shares.

     All such stock shall be paid in from time to time upon such conditions as may be determined by the Board of Directors. The stock may be issued in payment for real or personal property, services, or any other right or things of value for the use and purpose of the Corporation, and all such stock, when so issued, shall become and be fully paid as though paid for in cash, the Board of Directors to be the sole judges, in the absence of fraud, of the value of any property or rights acquired in exchange for capital stock, and all such stock when issued shall be deemed fully paid and non-assessable.



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     All of the above stock shall be entitled to one vote per share, provided, however, that in the case of the election of directors of the Corporation, every shareholder shall be entitled to cumulate their votes and give one (1) candidate for election as a director a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which their shares are entitled, or distribute their votes on the same principle among as many candidates as said shareholder deems fit.

     Subject to the terms and provisions of this Article, the Board of Directors is authorized to provide from time to time for the issuance of shares of any class of Preferred Stock in series and to fix from time to time before issuance or if after issuance upon the mutual written consent of all the designated series shareholders of the series for which said amended designation, preferences and/or privileges is sought, the designation, preferences and privileges of the shares of each series of Preferred Stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

     (a)  The series designation and authorized number of shares;

     (b) The dividend rate, the date or dates on which such dividends will be payable, and the extent to which such dividends may be cumulative;

     (c) The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the Corporation;

     (d) The price or prices at which shares may be redeemed and any terms, conditions and limitations upon such redemption;

     (e) Any sinking fund provisions for redemption or purchase of shares of each series; and

     (f) The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Preferred Stock, or other debt securities of the Corporation.

     Each series of Preferred Stock, in preference to the Common Stock, will be entitled to dividends, from funds or other assets legally available therefor, at such rates, payable at such time and cumulative to such extent as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it. In the event of dissolution or liquidation of the Corporation, voluntary or involuntary, the holders of the Preferred Stock, in preference to the Common Stock, will be entitled to receive such amount or amounts as may be fixed by the Board of Directors pursuant to the authority, herein conferred upon it.

     Each series of Preferred Stock may be subject to redemption in whole or in part at such price or prices and on such terms, conditions and limitations, as may be fixed by the Board of Directors pursuant to the authority herein conferred upon it, of such series. If less than all of the shares of any series of the Preferred Stock are to be redeemed, they will be selected in such manner as the Board of Directors shall then determine. Nothing herein

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contained is to limit any right of the Corporation to purchase or otherwise acquire any shares of any series of the Preferred Stock. Any shares of the Preferred Stock redeemed or otherwise acquired by the Corporation and which revert to the status of authorized and unissued shares shall be undesignated as to series, and may thereafter, in the discretion of the Board of Directors and to the extent permitted by law, be sold or reissued from time to time as part of another series or (unless prohibited by the terms of such series as fixed by the Board of Directors) of the same series, subject to the terms and conditions therein set forth.

     Notice of the intention of the Corporation to redeem shares of any series of the Preferred Stock shall be mailed at least thirty (30) days before the date of redemption to each holder of record of shares to be redeemed at his or her last known post office address as shown by the records of the Corporation. At any time after such notice has been mailed as aforesaid, the Corporation may deposit (separately as to the series) the aggregate redemption price payable with respect to the shares to be redeemed (or the portion thereof not already paid in the redemption of such shares) with any bank or trust company in the United States named in the notice of redemption. Such deposits are to be payable in amounts as aforesaid to the respective orders of the holders of record of the shares to be redeemed on endorsement (if required) and surrender of their certificates, thereupon such holders will cease to be shareholders with respect to said shares and, from and after the making of such deposit, such holders will have no interest or claim against the Corporation with respect to said shares, but will be entitled only to receive from such bank or trust company, without interest, the moneys so deposited with it.

     Dividends may be paid upon the Common Stock only when dividends have been paid, or funds have been set apart for the payment of dividends, on the Preferred Stock from the date after which dividends on the Preferred Stock became cumulative to the beginning of the then current dividend period, but whenever there shall have been paid, or funds shall have been set apart for the payment of, all such dividends upon the Preferred Stock, then dividends upon the Common Stock may be declared for payment then or thereafter out of remaining funds or other assets legally available for such payments. After the payment of the designated dividends, and amounts payable upon dissolution or liquidation, if any, to which the shares of the Preferred Stock are expressly entitled in preference to the Common Stock in accordance with the provisions herein set forth, the Common Stock is to receive all further such dividends and amounts.

     Neither a consolidation, merger or amalgamation of this Corporation with or into any other corporation or corporations, nor the sale, lease or conveyance of all or part of its assets shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of any provision herein.

                                   ARTICLE V

     The business and affairs of this Corporation shall be conducted by a Board of Directors of not less than three (3) and no more than nine (9) members. The directors need not be shareholders. The Board of Directors shall have the

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power to increase or decrease the Board within the limits above provided.  The
Board of Directors may also fill any vacancies which may occur in the Board of Directors resulting from an increase in the Board of Directors or otherwise, pending the next annual meeting of the stockholders.

     The Board of Directors shall be elected at the regular annual meetings of the stockholders.

     The Directors shall each year upon their election organize into a Board of Directors and elect a President and/or Chief Executive Officer, one or more Vice Presidents, a Secretary and a Treasurer, any two (2) of which offices, except the offices of the President and/or Chief Executive Officer and Vice President, or President and/or Chief Executive Officer and Secretary, may be held by the same persons. All officers shall serve for one (1) year or until their successors are elected and qualified.

     The Board of Directors of this Corporation shall have power without any action on the part of the stockholders to make, alter, amend or repeal By-Laws of the Corporation.

                                  ARTICLE VI

     Pursuant to the vote of the holders of a majority in interest of the capital stock issued and outstanding, the Board of Directors shall have the power and authority to lease, sell, assign, transfer, convey or otherwise dispose of the entire property of the Corporation, irrespective of the effect thereof upon the continuance of the business of the Corporation and the exercise of its franchise; but the Corporation shall not be dissolved, except as provided by the laws of the State of Arizona.

                                  ARTICLE VII

     No director of the Corporation shall be liable to the Corporation or its shareholders for money damages for the breach of fiduciary duty as a director, except for liability for any of the following: (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of A.R.S. 10-833; or (iv) an intentional violation of criminal law. The directors of the Corporation shall be indemnified for liability, as defined in A.R.S. 10-850, to any person for any action taken, or any failure to take any action as a director, except liability for any of the exceptions described in the prior sentence and except in connection with any matter for which indemnification is prohibited under A.R.S. 10-851(D), to the fullest extent permitted by the Arizona Business Corporation Act, A.R.S. 10-101 et seq. The officers of the Corporation shall be indemnified to the same extent as directors of the Corporation; and any officer who is not also a director or who is a party to a proceeding on the basis of an act or omission solely as an officer shall further be indemnified against liability for any of the exceptions described in the first sentence of this Article VII, except that an officer who is not also a director shall not be indemnified for (a) liability in connection with a proceeding by or in the right of the Corporation other than for reasonable expenses incurred in connection with the proceeding; or (b)

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liability arising out of conduct that constitutes: (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; or (iii) an intentional violation of criminal law. If the Arizona Business Corporation Act is amended to authorize corporate actions further eliminating or limiting the personal liability of officers or directors, or to expand the matters for which indemnification is permissible, then the liability of an officer or director of the Corporation shall be automatically eliminated or limited and the indemnification of the officers and directors shall be automatically expanded, to the fullest extent permitted by the Arizona Business Corporation Act, as so amended, without any further corporate or shareholder action being required. Any repeal or modification of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE VIII

     The private property of the officers, directors and stockholders of the Corporation shall be exempt from all corporate debts of any kind whatsoever.

                                  ARTICLE IX

     The name and address of the statutory agent of the Corporation are:  Dean
A. Douglas, 15900 North 78th Street, Scottsdale, Arizona 85260. The statutory agent may be changed by the Corporation at any time by the filing of an appointment of a successor statutory agent.


























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